Exhibit 5.1

Metals Acquisition Limited	D: +44 1534 504239
3rd Floor	E: raulin.amy@ogier.com
44 Esplanade
St.Helier
JE4 9WG	Ref: RAA/JKG/505768.00002

30 June 2023

Metals Acquisition Limited (the Company) - Registration of Shares under the US Securities Act of 1933, as amended (the Securities Act)

1	Background

1.1

In connection with the Company’s Registration Statement on Form F-1, including all its exhibits and any amendments or supplements thereto the Registration Statement), filed by the Company today with the United States Securities and Exchange Commission (the SEC) pursuant to the United States Securities Act of 1933, as amended (the Securities Act), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.

1.2	The Registration Statement relates to the registration by the Company under the Securities Act of an aggregate of:

(a)	54,803,246 ordinary shares with a par value of US$0.0001 in the capital of the Company (the Shares); and

(b)	6,535,304 warrants to purchase Shares (the Private Warrants), (together, the Securities).

1.3

In this opinion, “non-assessable” means, in relation to a Share, that the consideration for which the Company agreed to issue that Share has been paid in full to the Company, so that no further sum is payable to the Company by any holder of that Share in respect of the purchase price of that Share.

Ogier (Jersey) LLP
44 Esplanade	Partners
St Helier	Raulin Amy	James Fox	Nathan Powell
Jersey JE4 9WG	James Campbell	Josephine Howe	Sophie Reguengo
	Richard Daggett	Jonathan Hughes	Daniel Richards
T +44 1534 514000	Simon Dinning	Niamh Lalor	Nicholas Williams
F +44 1534 514444	Katrina Edge	Edward Mackereth
ogier.com	Sally Edwards	Bruce MacNeil
	Damian Evans	Steven Meiklejohn
	Simon Felton	Oliver Passmore

2	Documents examined

2.1	For the purposes of giving this opinion, we have examined and relied upon such documents as we deem appropriate, including the following documents:

(a)	the Registration Statement;

(b)	the Company’s memorandum and articles of association in force as at the date hereof (the M&A);

(c)

a copy of the written  resolutions  of  the  sole  director  of  the  Company  dated 10 March 2023 and further written resolutions of all of the directors of the Company dated 8 June 2023 (together, the Board Resolutions);

(d)	the Company’s certificate of incorporation;

(e)

a notice of merger dated 14 June 2023 in connection with the merger between the Company (as Jersey body) and Metals Acquisition Corp (MAC) (as overseas body previously registered in Cayman Islands with registration number 372802), with the Company continuing as the surviving company (the Certificate of Merger);

(f)

a consent to issue shares dated 29 July 2022 issued to the Company by the Jersey Financial Services Commission (the JFSC) under the Control of Borrowing (Jersey) Order 1958, as amended (COBO) (the Share COBO Consent);

(g)	a consent to issue warrants dated 5 June 2023 issued to the Company by the JFSC under the COBO (together with the Share COBO Consent, the COBO Consents);

(h)	the New York law governed private placement warrants purchase agreement dated 28 July 2021 (the Warrant Agreement); and

(i)	a certificate signed by a director of the Company dated on or around the date of this opinion.

2.2

For the purposes of this opinion, we have, with the Company’s consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

3	Assumptions

In giving this opinion we have relied upon the assumptions set out below without having carried out any independent investigation or verification in respect of such assumptions:

(a)	the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;

(b)	that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

(c)	the Warrant Agreement has been duly authorised and was executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws.

(d)

all parties to the Warrant Agreement, including the Company (as MAC) under Cayman law at the time the Warrant Agreement was entered, are duly incorporated or established and validly existing under the laws of their jurisdiction of incorporation or establishment;

(e)

that in approving the Company’s entry into the Warrant Agreement (as MAC) and the transactions contemplated by it, the directors of the Company were acting in the best interests of the Company and for a proper purpose;

(f)

the accuracy and completeness in every respect of all certificates of directors or other officers of the Company given to us for the purposes of giving this Opinion and that (where relevant) such certificates would be accurate if they have been given as of the date hereof;

(g)	that the Company received in full the consideration for which the Company agreed to issue the Shares (at the relevant times);

(h)	no invitation has been or will be made by or on behalf of the Company to the public for any of the Securities;

(i)	that words and phrases used in the Registration Statement have the same meaning and effect as they would if the Registration Statement were governed by Jersey law;

(j)	that no other event occurs after the date hereof which would affect the opinions herein stated;

(k)	that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinion expressed hereunder;

(l)	there has been no amendment to the COBO Consents;

(m)

the meeting of the directors of the Company in which the Warrant Agreement was approved, was properly convened and held in accordance with the Company’s articles of association, a quorum was present throughout such meeting and the relevant board minutes provide a true record of the proceedings described therein;

(n)

the Company has taken all corporate or other actions and obtained all necessary agreements or consents required to execute and deliver, exercise their rights and perform their obligations under the Warrant Agreement;

(o)

none of the opinions expressed in this opinion will be adversely affected by the laws or public policies of any jurisdiction other than Jersey. In particular, but without limitation, there are no provisions of the laws of any jurisdiction other than Jersey, or any judgments, orders or judicial decision in any jurisdiction other than

Jersey, have been contravened by the execution or delivery of the Warrant Agreement or by any party to the Warrant Agreement exercising its rights or performing its obligations thereunder; and

(p)	the Director’s Certificate and the documents referred to therein, and any factual statements made therein, are accurate and complete as at the date hereof.

4	Opinion

As a matter of Jersey law, and on the basis of and subject to the foregoing assumptions and the qualifications below, we are of the following opinion:

(a)	the Company has been duly incorporated and is validly existing under the laws of Jersey;

(b)	the Shares to be resold by certain Selling Securityholders in accordance with the terms set out in the Registration Statement, have been validly issued, are fully paid and are non-assessable; and

(c)

the Private Warrants to be resold by certain Securityholders in accordance with the terms set out in the Registration Statement, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5	Qualifications

This Opinion is subject to the following qualifications.

5.1

In this opinion, the term enforceable means that the relevant obligations are of a type which the Jersey courts will enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances or in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by dissolution, bankruptcy, liquidation, reorganisation, insolvency or other laws of general application relating to, or affecting the rights of, creditors;

(b)

enforcement may be limited by general principles of equity and, in particular, equitable remedies such as specific performance and injunction are discretionary and may not be available where damages are considered to be an adequate remedy;

(c)

claims may be barred under the laws relating to the prescription and limitation of actions or may be subject to the general doctrine of estoppel in relation to representations, acts or omissions of any relevant party or may become subject to the defence of set-off or counterclaim;

(d)

the Jersey courts will not enforce provisions of the Warrant Agreement to the extent that they may be illegal or contrary to public policy in Jersey or purport to exclude the jurisdiction of the Jersey courts or, if obligations are to be performed in a jurisdiction outside Jersey, to the extent that such performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(e)

the Jersey courts may not enforce provisions of the Warrant Agreement to the extent that the transactions contemplated thereunder conflict with or breach economic or other sanctions imposed in respect of certain states or jurisdictions by any treaty, law, order or regulation applicable to Jersey;

(f)

the enforcement of the obligations of the parties to the Warrant Agreement may be limited by the provisions of Jersey law applicable to documents being held to have been frustrated by events happening after their execution;

(g)	the effectiveness of any provisions in the Warrant Agreement exculpating any party from a liability or duty otherwise owed may be limited by law;

(h)

any provisions of the Warrant Agreement purporting to provide for a payment to be made in the event of breach of the Warrant Agreement would not be enforceable to the extent that the Jersey courts were to construe such payment to be a penalty which was excessive, in that it unreasonably exceeds the maximum damages which an obligee could have suffered as a result of the breach of an obligation;

(i)	any provisions of the Warrant Agreement purporting to fetter any statutory power of a Jersey company may not be enforceable;

(j)

the Jersey courts may refuse to give effect to any provisions in an agreement for the payment of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before the Jersey courts or where the  Jersey courts have themselves made an order for costs;

(k)	the Jersey courts may refuse to give effect to any provisions in an agreement which would involve the enforcement of any foreign revenue or penal laws;

(l)

the Jersey courts may refuse to allow unjust enrichment or to give effect to any provisions of an agreement (including provisions relating to contractual interest on a judgment debt) that it considers usurious; and

(m)	enforcement of any obligations may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence.

5.2

The obligations of the Company under, or in respect of, the Securities will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

5.3

The Jersey courts may potentially set aside a transaction in circumstances where it is shown that a counterparty had actual or constructive notice that the directors of the Company had breached their fiduciary duties, such as their duty to act in the best interests of the Company or their duty to exercise their powers for proper purposes.

5.4

The question of whether or not any provision of the Warrant Agreement which may be invalid on account of illegality may be severed from the other provisions thereof would be determined by the Jersey courts in their discretion.

5.5

Where there is no treaty between Jersey and a particular jurisdiction (such as New York) providing for the reciprocal recognition and enforcement of judgments (as opposed to arbitration awards) in civil and commercial matters, a final judgment for payment rendered by a court in that jurisdiction (the Foreign Court) based on civil liability would not automatically be recognised or enforceable in Jersey. In order to enforce any such judgment in Jersey, proceedings must be initiated before a court of competent jurisdiction in Jersey; the Jersey court would not generally re-hear the case on its merits save in accordance with the principles of private international law as applied by Jersey law (which are broadly similar to the principles accepted under English common law).

Recognition and enforcement of such a judgment by a Jersey court would be conditional upon (among other things) the following:

(a)	the Foreign Court having had jurisdiction over the original proceedings in accordance with the principles of private international law as applied by Jersey law;

(b)	the judgment of the Foreign Court not contravening Jersey public policy;

(c)

the judgment of the Foreign Court being final and conclusive on the merits and being for a definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty), although there are circumstances where non money judgments can also be enforced;

(d)

the judgment of the Foreign Court not having been arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the United Kingdom Protection of Trading Interests Act 1980 (as extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order 1983);

(e)	the judgment of the Foreign Court not having been obtained by fraud or in breach of Jersey principles of natural justice; and

(f)	there not having been a prior inconsistent decision of a Jersey court in respect of the same matter.

6	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2

This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3

We assume no obligation to advise you (or any other person who may rely on this  Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of the Opinion that might affect the opinion.

6.4

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

6.5

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to reference to us being made in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Ogier (Jersey) LLP

Ogier (Jersey) LLP